UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2014

H&E Equipment Services, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51759

Delaware	81-0553291
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7500 Pecue Lane

Baton Rouge, LA 70809

(Address of principal executive offices, including zip code)

(225) 298-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 21, 2014, H&E Equipment Services, Inc. (the “Company”) amended, extended and restated its existing $402.5 million senior secured credit facility with General Electric Capital Corporation as administrative agent, by entering into the Fourth Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) by and among the Company, Great Northern Equipment, Inc., H&E Equipment Services (California), LLC, the other credit parties named therein, the lenders named therein, General Electric Capital Corporation, as administrative agent, Bank of America, N.A. as co-syndication agent and documentation agent, Wells Fargo Capital Finance, LLC, as co-syndication agent and Deutsche Bank Securities Inc. as joint lead arranger and joint bookrunner.

The Amended and Restated Credit Agreement, among other things, (i) extends the maturity date of the credit facility from February 29, 2017 to May 21, 2019, (ii) increases the uncommitted incremental revolving capacity from $130 million to $150 million, (iii) permits a like-kind exchange program under Section 1031 of the Internal Revenue Code of 1986, as amended, (iv) provides that the unused commitment fee margin will be either 0.50%, 0.375% or 0.25%, depending on the ratio of the average of the daily closing balances of the aggregate revolving loans, swing line loans and letters of credit outstanding during each month to the aggregate commitments for the revolving loans, swing line loans and letters of credit, (v) lowers the interest rate (a) in the case of index rate revolving loans, to the index rate plus an applicable margin of 0.75% to 1.25% depending on the leverage ratio and (b) in the case of LIBOR revolving loans, to LIBOR plus an applicable margin of 1.75% to 2.25%, depending on the leverage ratio, (vi) lowers the margin applicable to the letter of credit fee to between 1.75% and 2.25%, depending on the leverage ratio, and (vii) permits, under certain conditions, for the payment of dividends and/or stock repurchases or redemptions on the capital stock of the Company of up to $75 million per calendar year and further additionally permits the payment of the special cash dividend of $7.00 per share previously declared by the Company on August 20, 2012 to the holders of outstanding restricted stock of the Company following the declared payment date with such permission not tied to the vesting of such restricted stock (which would include the Company’s planned payment in June 2014 of all amounts remaining payable to the holders of the current outstanding restricted stock of the Company with respect to such special dividend that was otherwise payable following the applicable vesting dates in May and July 2014 and 2015).

The Amended and Restated Credit Agreement continues to provide, among other things, a $402.5 million senior secured asset based revolver, including a $30 million letter of credit subfacility, and a guaranty by the Company and each of its subsidiaries of the obligations under the credit facility. In addition, the borrowers under the credit facility remain the same and the credit facility remains secured by substantially all of the assets of the Company and its subsidiaries.

The foregoing summary of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(a)	Exhibits

10.1	Fourth Amended and Restated Credit Agreement, dated May 21, 2014, by and among the Company, Great Northern Equipment, Inc., and H&E Equipment Services (California), LLC, General Electric Capital Corporation, as agent for the lenders, Bank of America, N.A., as co-syndication agent and documentation agent, Wells Fargo Capital Finance, LLC, as co-syndication agent, Deutsche Bank Securities Inc. as joint lead arranger and joint bookrunner, and the lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&E Equipment Services, Inc.

Date: May 23, 2014	By:	/s/ Leslie S. Magee
Leslie S. Magee

Chief Financial Officer